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                                                                      EXHIBIT 5

                 [SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]

                                  May 21, 1999

Sky Financial Group, Inc.
221 South Church Street
Bowling Green, Ohio  43402

Ladies and Gentlemen:

     Reference is made to the registration statement on Form S-4 (the "Registration Statement") to be filed by Sky Financial Group, Inc. ("Sky Financial") in connection with the issuance of up to 14,124,697 of its common shares, no par value, (the "Sky Financial Common Shares") upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 14, 1998 as amended and restated as of April 19, 1999 by and among Sky Financial, First Western Bancorp, Inc. ("First Western") and First Western Acquisition Corporation ("Acquisition Corporation"), providing for the merger of Acquisition Corporation, a wholly owned subsidiary of Sky Financial, with and into First Western (the "Merger Agreement"). We have examined the Merger Agreement, and such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, we are of the opinion that the Sky Financial Common Shares, when issued by Sky Financial as contemplated in the Merger Agreement and the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Opinions" in the joint proxy statement/prospectus contained therein.

                              Respectfully submitted,



                              SQUIRE, SANDERS & DEMPSEY L.L.P.